Exhibit 99.1

Verso Paper Corp. Reports Strong Results for Second Quarter 2008

MEMPHIS, Tenn.--(BUSINESS WIRE)--Verso Paper Corp. (NYSE: VRS):

  Adjusted net loss improves to $2.6 million, or $0.05 per share, from an adjusted net loss of $35.2 million, or $0.93 per share, in second quarter 2007
  Net loss of $44.7 million, or $0.86 per share, in second quarter 2008 compared with a net loss of $42.2 million, or $1.11 per share, for the same period in 2007
  Adjusted EBITDA increases 93.6% to $60.4 million for second quarter 2008
  Declares Quarterly Dividend of $0.03 per Share

Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2008. Highlights for the second quarter include:

  A 21.2% increase in revenues to $451.6 million in second quarter 2008 compared to $372.6 million during the prior-year period.
  An increase in gross margin, excluding depreciation and amortization, to 16.5% of revenues for the latest quarter from 10.7% for second quarter 2007.
  An operating loss of $10.3 million in second quarter 2008, which includes $37.3 million of charges primarily related to the initial public offering of our common stock and restructuring costs related to the acquisition of our business from International Paper (the Acquisition). This compares to an operating loss of $6.0 million for the same period in 2007, which includes $7.0 million of restructuring costs related to the Acquisition. Excluding these costs, operating income was $27.0 million for second quarter 2008 compared to $1.0 million for second quarter 2007.
  A net loss of $44.7 million, or $0.86 per share, for second quarter 2008, which includes $42.1 million of charges ($0.81 per share) primarily related to the IPO and restructuring costs related to the Acquisition, compared to a net loss of $42.2 million, or $1.11 per share in the prior-year period, which includes $7.0 million of restructuring costs ($0.18 per share) related to the Acquisition. Excluding these costs, the net loss was $2.6 million, or $0.05 per share, for second quarter 2008 compared to a net loss of $35.2 million, or $0.93 per share, in the prior-year period.

  A 93.6% increase in adjusted EBITDA to $60.4 million for the three months ended June 30, 2008, compared to $31.2 million for the three months ended June 30, 2007. Adjusted EBITDA for the twelve months ended June 30, 2008, was $242.5 million.
  Completion of the Company’s initial public stock offering, raising net proceeds of more than $150 million, which were used to repay debt.

Overview

“Our second quarter 2008 results reflect significant improvement compared to second quarter 2007, as net sales increased 21% driven by the favorable pricing environment and higher volumes. Our weighted average paper prices have steadily increased since second quarter 2007, and we expect this trend to continue into the third quarter of 2008,” said Mike Jackson, President and CEO of Verso Paper.

“During the quarter, in addition to improved volumes and sales prices, our operations ran efficiently and generated cost improvements compared to last year. These improvements were partially offset by several planned maintenance outages at our facilities during the second quarter, totaling 19,000 tons of downtime as well as significantly increased input prices for our key direct expenses related to energy, fiber, chemical and transportation. In the face of some of these increases, our gross margin improved by almost 6% from last year’s second quarter results.”

For the first six months of 2008, Verso Paper reported a net loss of $47.8 million, or $0.92 per share, which includes $44.0 million of charges ($0.85 per share) primarily related to the IPO and restructuring costs related to the Acquisition. This compares to a net loss of $77.6 million, or $2.04 per share for the same period in 2007, which includes $12.2 million of restructuring costs ($0.32 per share) related to the Acquisition. Revenues were $905.5 million for the six months ended June 30, 2008, compared to $732.4 million for the comparable period in 2007. Operating income was $20.1 million for the six months ended June 30, 2008, compared to an operating loss of $8.6 million for the comparable period in 2007. Adjusted EBITDA increased 96.4% to $124.9 million for the six months ended June 30, 2008, compared to $63.6 million for the six months ended June 30, 2008.

Board Declares Dividend

Verso Paper also announced today that its Board of Directors has declared a quarterly cash dividend of $0.03 per share. The dividend is payable on August 29, 2008, to stockholders of record as of the close of business on August 21, 2008. “We are pleased to announce Verso Paper’s first quarterly dividend,” remarked Jackson. “This declaration reflects the Board’s confidence in both the Company’s prospects for further growth and cash flow generation, as well as our commitment to increased stockholder value.”

Summary

“Verso Paper produced strong results for the second quarter and is well positioned as we move into our seasonally busiest time of year,” said Jackson. “While pricing expectations remain favorable, demand has softened in a challenging economic environment from the robust first-half levels. We remain fully committed to taking the necessary steps to balance demand and supply, as reflected in our recently announced decision to take approximately two weeks of downtime at the Bucksport Mill in the third quarter. This step will reduce coated groundwood production for the third quarter by over 13,000 tons. We will also continue our disciplined and aggressive stance toward our cost structure and the managing of our balance sheet.”

Summary Results Results of Operations – Comparison of Second Quarter 2008 to Second Quarter 2007

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
(In thousands of U.S. dollars)	2008	2007

Net sales	$451,602	$372,602

Costs and expenses:
Cost of products sold - exclusive of
depreciation and amortization	377,178	332,838
Depreciation and amortization	34,699	30,037
Selling, general and administrative expenses	26,359	8,753
Restructuring and other charges	23,718	6,970

Operating income (loss)	(10,352)	(5,996)

Interest income	(141)	(174)
Interest expense	34,496	36,384

Net loss	$(44,707)	$(42,206)

Net Sales. Net sales for second quarter 2008 increased 21% to $451.6 million from $372.6 million in second quarter 2007. The improvement was the result of a 1.9% increase in sales volume coupled with an 18.9% increase in average sales prices for second quarter 2008 compared to the same period in 2007.

Net sales for our coated and supercalendered papers segment increased 23% to $402.3 million in second quarter 2008 from $326.1 million in second quarter 2007. The increase reflects a 3.8% increase in paper volumes and an 18.8% increase in average paper sales prices for second quarter 2008 compared to second quarter 2007.

Net sales for our market pulp segment were $38.8 million for second quarter 2008 compared to $36.7 million for the same period in 2007. This increase was due to a 14.3% increase in average sales prices compared to second quarter 2007. Partially offsetting this increase was a 7.6% decline in volume as internal consumption increased.

Net sales for our other segment were $10.5 million for second quarter 2008 compared to $9.8 million for second quarter 2007. The improvement in second quarter 2008 reflects an 14.4% increase in average sales prices, partially offset by a 6.1% decrease in sales volume compared to second quarter 2007.

Cost of sales. Cost of sales increased 13.1% to $411.9 million in second quarter 2008 compared to $362.9 million for the same period in 2007, primarily driven by higher input costs. Our gross margin, excluding depreciation and amortization, was 16.5% for second quarter 2008, compared to 10.7% for second quarter 2007. This increase was primarily driven by the higher average sales prices during second quarter 2008. Depreciation and amortization expense was $34.7 million in second quarter 2008 compared to $30.0 million in 2007. Selling, general and administrative expenses of $26.3 million in second quarter 2008 include $12.4 million of unusual charges primarily reflecting a one-time charge of $10.8 million due to the accelerated vesting of the Legacy Class C Units in connection with the IPO.

Interest expense. Interest expense for second quarter 2008 was $34.5 million compared to $36.4 million for the same period in 2007. On May 20, 2008, a portion of the proceeds from the initial public offering of our common stock was used to repay $148 million of principal outstanding on our senior unsecured term loan. Included in 2008 interest expense is a 1% prepayment penalty, totaling $1.4 million, related to the $138 million principal payment on the senior unsecured term loan. In addition, we recorded additional charges in interest expense of $3.6 million to write off the debt issuance costs related to the debt that was repaid. The decline in interest expense was primarily due to lower interest rates on floating rate debt in second quarter 2008 compared to 2007 and the reduction in aggregate indebtedness.

Results of Operations – Comparison of First Six Months of 2008 to First Six Months of 2007

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
(In thousands of U.S. dollars)	2008	2007

Net sales	$905,509	$732,408

Costs and expenses:
Cost of products sold - exclusive of
depreciation and amortization	752,580	649,189
Depreciation and amortization	66,887	59,639
Selling, general and administrative expenses	40,553	19,920
Restructuring and other charges	25,436	12,243

Operating income (loss)	20,053	(8,583)

Interest income	(332)	(1,095)
Interest expense	68,212	70,131

Net loss	$(47,827)	$(77,619)

Net sales for the six months ended June 30, 2008, increased 24% to $905.5 million from $732.4 million for the six months ended June 30, 2007. The increase was the result of a 15.8% increase in average sales price and a 6.8% increase in volume for the six months ended June 30, 2008, compared to the six months ended June 30, 2007.

Net sales for our papers segment increased 26% to $807.2 million for the six months ended June 30, 2008, from $640.9 million for the six months ended June 30, 2007. The increase was due to higher paper sales prices, which increased 15.4% for the six months ended June 30, 2008, compared to paper prices for the six months ended June 30, 2007. This was enhanced by a 9.2% increase in paper volumes over the comparable period.

Net sales for our market pulp segment were $77.9 million for the six months ended June 30, 2008, compared to $72.7 million for the six months ended June 30, 2007. The increase was due to a 12.8% increase in price, which was partially offset by a 5.0% decrease in volume. The decrease in volume was mainly due to our increase in internal consumption.

Net sales for our other segment were $20.4 million for the six months ended June 30, 2008, compared to $18.8 million for the six months ended June 30, 2007. The increase was due to an 12.6% increase in sales price, which was partially offset by a 3.7% decrease in volume.

Cost of sales for the six months ended June 30, 2008, increased 15.6% to $819.5 million, compared to $708.8 million for the six months ended June 30, 2007, driven by higher sales volume and increased input costs. Our gross margin, excluding depreciation and amortization, was 16.9% for the six months ended June 30, 2008, compared to 11.4% for the same period in 2007. This increase was primarily driven by the higher average sales prices for the six months ended June 30, 2008. Depreciation and amortization expense for the six months ended June 30, 2008, was $66.9 million compared to $59.6 million for the six months ended June 30, 2007. Selling, general and administrative expenses of $40.5 million for the six months ended June 30, 2008, includes $12.5 million of unusual charges primarily reflecting a one-time charge of $10.8 million due to the accelerated vesting of the Legacy Class C Units in connection with the IPO.

Interest expense. Interest expense for the first six months of 2008 was $68.2 million compared to $70.1 million for the same period in 2007. On May 20, 2008, a portion of the proceeds from the initial public offering of our common stock was used to repay $152 million of principal outstanding on long-term and short-term debt. Included in 2008 interest expense is a 1% prepayment penalty, totaling $1.4 million, related to the $138 million principal payment on the senior unsecured term loan. In addition, we recorded additional charges in interest expense of $3.6 million to write off the debt issuance costs related to the debt that was repaid. The decline in interest expense was primarily due to lower interest rates on floating rate debt in 2008 compared to 2007 and the reduction in aggregate indebtedness.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our subsidiaries’ senior secured credit facilities and the indentures governing their outstanding notes (i) require the maintenance of a net first lien secured debt to Adjusted EBITDA (as defined below) ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges (as defined below) and net senior secured debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0.

Fixed Charges, or cash interest expense, represents interest expense excluding the amortization or write-off of deferred financing costs. EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months	Six Months	Year	Three Months	Six Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	December 31,	June 30,	June 30,	June 30,
(in millions of U.S. dollars)	2007	2007	2007	2008	2008	2008

Net income (loss)	$(42.2)	$(77.6)	($111.5)	$(44.7)	$(47.8)	$(81.7)
Interest expense, net	36.2	69.0	141.5	34.4	67.9	140.4
Depreciation and amortization	30.0	59.3	123.2	34.7	66.9	130.8
EBITDA	$24.0	$50.7	$153.2	$24.4	$87.0	$189.5
Adjustments to EBITDA
Restructuring, severance and other (1)	7.0	12.3	19.4	23.7	25.4	32.5
Non-cash compensation/ benefits (2)	0.1	0.5	0.6	10.9	11.0	11.1
Other items, net (3)	0.1	0.1	8.0	1.4	1.5	9.4
Adjusted EBITDA	$31.2	$63.6	$181.2	$60.4	$124.9	$242.5

As adjusted cash interest expense (4)						$115.8
Adjusted EBITDA to cash interest expense						2.1

(1)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the Acquisition and our initial public offering.

(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(4)	As adjusted cash interest expense reflects a decrease in proforma cash interest expense for the twelve months ended June 30, 2008 equal to $16.3 million as a result of the repayment of $138.0 million of the senior unsecured term loan facility of our subsidiary, Verso Paper Finance Holdings LLC, and the repayment of the outstanding $4.1 million under the revolving credit facility and $10.0 million senior secured term loan of our subsidiary, Verso Fiber Farm LLC, as if the repayment were consummated on April 1, 2007. Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

Note: To construct financials for the twelve months ended June 30, 2008, amounts have been calculated by subtracting the data for the six months ended June 30, 2007, from the data for the year ended December 31, 2007, and then adding the six months ended June 20, 2008.

Forward Looking Statements

Certain statements in this press release, including, without limitation, statements made under the caption “About Verso Paper” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, economic factors such as an interruption in the supply of or increased pricing of raw materials, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso Paper

Based in Memphis, Tennessee, Verso Paper is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on our Web site at www.versopaper.com.

Conference Call

Verso Paper will host a conference call on Thursday, August 7, 2008, at 9:00 a.m. Eastern Time to discuss second quarter results. This release and the second quarter results will be made available on the Verso Paper website (www.versopaper.com).

Analysts and investors may participate in the live conference call by dialing 913-312-0971 or, within the U.S. and Canada only, 888-819-8018, access code 5146424. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can also be accessed live over the Internet by going to Verso Paper’s website and clicking on the link to Investor Relations Overview or by going to http://www.videonewswire.com/event.asp?id=50347.

A telephonic replay of the call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 5146424. This replay will be available starting at 12:00 p.m. (ET) on August 7, 2008, and will remain available until noon (ET) on August 21, 2008. The replay will also be available on Verso Paper’s website for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com